To the Board of Directors

Kolasco Corp.

As independent registered public accountants, we hereby consent to the use of our audit report dated March 6, 2013, with respect to the financial statements of Kolasco Corp in its registration statement Form S-1/A relating to the registration of 48,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN

January 29, 2014